Exhibit 99.1

Earnings Release

ALTICE USA REPORTS THIRD QUARTER 2020 RESULTS
NEW YORK (October 29, 2020) - Altice USA (NYSE: ATUS) today reports results for the third quarter ended September 30, 2020.
Dexter Goei, Altice USA Chief Executive Officer, said: “I am delighted to announce the completion of another great quarter by the Altice USA team. We delivered strong subscriber and financial performance in the face of the ongoing pandemic, driven by strong underlying revenue, Adjusted EBITDA and Free Cash Flow trends. Our cable business continues to outperform during this unprecedented time, and we also saw resilience and recovery in both our Business Services and News and Advertising businesses. We remain excited about the long-term outlook of our business and continue to focus on opportunities to drive value for shareholders."
Key Financial Highlights
•Total Revenue was flat at -0.2% YoY in Q3 2020 at $2.43 billion (or up +3.0% YoY adjusted for the estimated impact of anticipated RSN credits(1), and up +3.7% YoY adjusted for both anticipated RSN credits and storm credits(2)), driven by Broadband revenue growth of +15.6% YoY.
•Net loss attributable to stockholders was -$4.7 million Q3 2020, or ($0.01)/share, compared to a net income of $77.2 million, or $0.12/share, in Q3 2019.
•Net cash flows from operating activities for Q3 2020 increased +21.8% YoY to $659.1 million.
•Adjusted EBITDA(3) increased +5.5% YoY in Q3 2020 to $1.13 billion with a margin of 46.3% (growth of +6.3% YoY and a margin of 47.5% ex-mobile, or growth of +7.7% YoY and 46.3% margin excluding mobile, RSN credits and storms(4)).
•Cash capex of $201.6 million in Q3 2020 represented 8.3% of revenue, down -46.3% YoY partly due to delayed permitting in the Company’s FTTH rollout.
•Operating Free Cash Flow(3) for Q3 2020 increased +33.5% YoY to $925.1 million, primarily reflecting Adjusted EBITDA growth and lower capital spending on a YoY basis.
•Free Cash Flow(3) of $457.5 million in Q3 2020 increased +176.1% YoY.
•Share repurchases were approximately $449 million in Q3 2020 and $1.83 billion Q3 year-to-date. FY 2020 share buyback target is increased to ≥ $2.0 billion.
•FY 2020 Financial Outlook: The Company continues to expect revenue (ex-mobile) and Adjusted EBITDA growth for 2020, and maintains guidance for capex of less than $1.3 billion for the year. The Company retains its leverage target of 4.5-5.0x (L2QA net debt to Adjusted EBITDA) for its CSC Holdings, LLC debt silo, reaching 4.8x as of Q3 2020 pro forma for the Lightpath transaction.

	Three Months Ended September 30,		Nine Months Ended September 30,
($k)	2020	2019	2020	2019
Revenue	$2,433,986	$2,438,662	$7,359,221	$7,286,310
Net income (loss) attributable to Altice USA, Inc. stockholders	(4,695)	77,239	105,711	138,607
Adjusted EBITDA(3)	1,126,670	1,068,368	3,263,834	3,180,471
Capital Expenditures (cash)	201,572	375,302	729,377	1,032,555

(1)Adjusted revenue excludes $78.7m ($76.7m in Residential Video and $2.0m in Business Services) of service credits and associated franchise fees that the Company expects to return to customers as a result of regional sports networks ("RSN") affiliate fee credits the Company expects to receive for a minimum number of events not delivered in the nine month period ending September 30, 2020.
(2)Storm credits totaled $16.1m in the third quarter with $14.0m in Residential and $2.1m in Business Services for credits issued to customers following Hurricane Isaias and Hurricane Laura. The net impact of the storms on adjusted EBITDA was $15.9m.
(3)See “Reconciliation of Non-GAAP Measures” on page 6 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures.
(4)Adjusted EBITDA growth of 6.3% and margin of 47.5% in Q3-20 exclude approximately $19.7m of losses related to Altice USA’s mobile business in the current period and $10.5m in Q3-19 and the Adjusted EBITDA growth of 7.7% and margin of 46.3% exclude the mobile losses and the storm impact of $15.9m.

Earnings Release

Revenue and Adjusted EBITDA Detail
	Q3-20	YTD-20

Total Revenue Growth YoY	-0.2%	+1.0%
Adj. for RSN credits	+3.0%	+2.1%
Adj. for RSN and storm credits	+3.7%	+2.3%

Residential Revenue Growth YoY	-1.6%	-0.1%
Adj. for RSN credits	+2.3%	+1.2%
Adj. for RSN and storm credits	+3.0%	+1.4%

Business Services Revenue Growth YoY	+1.3%	+2.5%
Adj. for RSN credits	+1.8%	+2.6%
Adj. for RSN and storm credits	+2.4%	+2.8%

News & Advertising Revenue Growth YoY	+5.2%	-0.3%

Adjusted EBITDA Growth YoY	+5.5%	+2.6%
Excluding mobile	+6.3%	+3.7%
Excluding mobile and storm credits	+7.7%	+4.2%

Adjusted EBITDA Margin	46.3%	44.4%
Excluding mobile	47.5%	45.4%
Excluding mobile, RSN and storm credits	46.3%	45.1%

Key Operational Highlights
•Total unique Residential customer relationships grew +2.8% YoY in Q3 2020, or +2.3% YoY adjusted to exclude customers greater than 90 days delinquent associated with the pandemic-related FCC Pledge and New Jersey Executive Order (“NJ Order”)(5), resulting in quarterly Residential customer net additions of +8k (or +14k excluding storm impacts, vs. +0k in Q3 2019). Service Electric Cable T.V. of New Jersey, Inc. ("Service Electric") contributed an additional +34k Residential customer relationships or +33k adjusted for NJ Order non-pays in Q3 2020.
•Residential Broadband RGUs: reported organic quarterly net additions of +26k in Q3 2020 (or +32k in Q3 2020 excluding storm impacts, vs. +15k in Q3 2019). Adjusted for FCC Pledge and NJ Order non-pays, residential broadband net additions would have been +23k in Q3 2020. Service Electric contributed an additional +30k broadband RGUs or +28k adjusted for NJ Order non-pays in Q3 2020.
•Residential Video RGUs: reported organic quarterly net losses of -86k in Q3 2020 (or -84k in Q3 2020 excluding storm impacts, vs. -32k in Q3 2019). Adjusted for FCC Pledge and NJ Order non-pays, video net loss would have been a loss of -80k in Q3 2020. Service Electric contributed an additional +19k video RGUs or +18k adjusted for NJ Order non-pays in Q3 2020.
•Residential revenue per customer relationship was down -3.8% YoY to $138.16 (or flat at $143.67 adjusted for anticipated RSN credits), vs. $143.63 in Q3 2019. Adjusted for the customer impact of the FCC Pledge and NJ Order non-pays as well as RSN credits, residential revenue per customer relationship grew +0.5% YoY to $144.30.
•Total Residential revenue declined -1.6% YoY (or grew +2.3% YoY adjusted for anticipated RSN credits and +3.0% YoY further adjusted for storm credits) in Q3 2020.

(5)Adjusted subscriber net addition results remove an incremental 2.8k residential customer relationships (including 2.9k broadband subscribers, and the add-back of 6.2k video subscribers) at the end of Q3 2020 in accordance with the Company’s ordinary disconnect policies of 90 days or more non-payment for customers who either opted into the FCC Pledge or were covered by the NJ Order.

Earnings Release

•Business Services revenue grew +1.3% YoY in Q3 2020 (or +1.8% YoY adjusted for anticipated RSN credits and +2.4% YoY further adjusted for storm credits) with Lightpath growing +2.6% YoY and SMB / Other revenue growing +0.8% YoY. Business Services saw positive SMB customer net additions in the quarter of +1k (+1.7k including Service Electric), the first positive quarter in 2020. Similar to the Residential business, SMBs have seen an increase in demand for broadband speed upgrades, and enterprise customers are upgrading service to support remote work with managed services like secured Internet and conferencing solutions. Lightpath continues to gain momentum in the education, government and healthcare verticals, driven by elevated connectivity needs during the pandemic. The Company continues to have success with its managed services suite of products including security, Smart WiFi, and hosted voice services for both SMB and mid-market enterprise customers, as well as this quarter's launch of SD-WAN, with managed services revenue up +48.5% YoY.
•News and Advertising revenue increased +5.2% YoY in Q3 2020, driven mainly by the ongoing recovery in local advertising and an increase in political advertising in the quarter, partially offset by a decline in national branded and linear advertising associated with the COVID-19 pandemic. Cheddar website traffic was up +42% in Q3 YoY, and News 12 viewership was up 35% YoY.
•Altice Mobile has approximately 162k mobile lines through September 30, 2020 since the commercial launch in September 2019 (+18k net additions in Q3 2020, generating revenue of $19.7 million for the quarter), reaching 3.5% penetration of Altice USA's residential customer base.
•Increased network usage and demand for higher broadband speeds during "stay-at-home" restrictions: In Q3 2020, the Company saw an increase of +44% YoY in average data usage per customer to approximately 420 GB per month (approximately 530 GB per month for broadband-only customers). The pace of broadband speed upgrades remains elevated, up +45% YoY. The average broadband speeds taken by Altice USA’s customer base has now increased 2.5x in the past three years to 262 Mbps at the end of Q3 2020. Approximately 60% of our Internet customers remain on plans with download speeds 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds.
•Completion of 1 Gig broadband upgrade in Optimum: In Q3 2020 Altice USA completed its cable DOCSIS 3.1 upgrade in the Optimum footprint to enable 100% of all homes passed in the Optimum footprint to have 1 Gig broadband service. 80% of homes in Suddenlink now have 1 Gig broadband capability as well, with total 1 Gig availability across Altice USA at 92% of homes passed. In Q3 2020, 1 Gig sell-in to new customers increased to 29% where 1 Gig services are available, up from 24% in Q2 2020. Less than 6% of the total customer base currently take Gigabit speeds, representing a significant growth opportunity for the Company.
•FTTH strategy and update: In July 2020, Altice USA introduced its triple-play fiber offering, delivering symmetrical broadband speeds up to 1 Gigabit per second as well as video and voice services over its all-IP fiber-to-the-home (FTTH) network, further differentiating its product set and delivering against our long-term fiber strategy. At the end of Q3 2020, Altice USA covered more than 900k homes with FTTH technology available for service, with FTTH sell-in to new customers increasing to 44% in areas where FTTH is available in Q3, up from 28% in Q2. The Company remains positive on the future of its FTTH deployment initiatives and confident in delivering both capex and opex efficiencies following the completion of its FTTH build.
•Increase in new-builds and inorganic footprint expansion: Altice USA has been accelerating the pace of its network edge-outs, currently adding more than 150k homes passed per annum, across its entire footprint, with another approximately 70k homes passed from the acquisition of Service Electric. The Company is seeing strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas, and this remains a focus area for growth.
•Bridging the digital divide with the relaunch of Altice Advantage Internet: Altice USA is committed to footprint expansion to bring its best-in-class connectivity services to underserved communities. The Company has re-launched its complimentary Altice Advantage Internet offering to new families with students needing to study remote, for a 60-day period.

FY 2020 Financial Outlook
The Company reiterates its revenue, Adjusted EBITDA, capex and leverage guidance for the full year. For the full year 2020, the Company expects:
•Revenue (ex-mobile): Growth
•Adjusted EBITDA: Growth

Earnings Release

•Capital expenditures: Less than $1.3 billion
•Year-end leverage target (CSC Holdings, LLC): 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis)
•Share repurchases: ≥ $2.0 billion

Additional Highlights and Announcements
Acquisition of Service Electric Cable T.V. of New Jersey, Inc
On July 14, 2020, Altice USA closed the previously announced acquisition of regional cable operator Service Electric, adding 35.2k unique customer relationships to its subscriber base (34.4k residential). With this acquisition, Altice USA extends its footprint into neighboring communities in New Jersey to provide its high-quality broadband, video, mobile, and news offerings to thousands of additional homes and businesses.
Successful $2.7 Billion Refinancing of CSC Holdings, LLC
On August 17, 2020, Altice USA’s wholly-owned subsidiary CSC Holdings, LLC, completed the issuance of $1,000m in new 10.5 year senior guaranteed notes due February 2031 at 3.375%, the lowest-ever coupon achieved by Altice USA, as well as an add-on issuance of $1.7 billion to its 4.625% senior notes due December 2030, priced at 103.25% for an effective yield-to-worst of 4.16%. The proceeds, together with cash on the balance sheet, were used to redeem the existing 6.625% senior guaranteed notes due 2025 and 10.875% senior notes due 2025 and pay redemption premiums and interest on these notes and fees associated with the offering.
Successful Lightpath Debt Financing
On September 15, 2020, Altice USA successfully priced $1.47 billion of debt and a $100 million revolving credit facility for Cablevision Lightpath LLC in connection with the recent transaction to sell 49.99% of the equity in its Lightpath business to Morgan Stanley Infrastructure Partners ("MSIP"), achieving a blended average cost of debt of approximately 4.3%. The Lightpath debt includes a new, 7-year $600 million term loan at L+325 bps, with a LIBOR floor of 50 bps, and a 5-year $100 million revolving credit facility at L+325 bps. Additionally, on September 29, 2020, Cablevision Lightpath LLC issued $450 million of senior secured notes due September 2027, at 3.875%, and $415 million of senior unsecured notes due September 2028, at 5.625%. Gross proceeds from the issuance of the notes, which closed into escrow, are shown as restricted cash on the balance sheet of Altice USA. The term loan will be drawn in full upon the completion of the closing of the Lightpath equity transaction with MSIP (expected in Q4 2020 following regulatory approvals). Proceeds from these transactions, along with an equity contribution from MSIP of approximately $900m for their 49.99% stake in Lightpath, may be used for debt paydown, repurchase of Altice USA shares subject to compliance with CSC Holdings, LLC debt covenants, and/or accretive M&A opportunities.
Share Repurchases
For the three months ended September 30, 2020, Altice USA repurchased an aggregate of 17.0 million shares for a total purchase price of approximately $449 million ($433 million on a cash basis), at an average price of $26.45. As of September 30, 2020, Altice USA had 563,153,625 combined Class A and Class B shares outstanding. Share repurchases were approximately $1.83 billion Q3 year-to-date.

Balance Sheet Review
For the quarter ended September 30, 2020:
•Consolidated net debt for Altice USA at the end of Q3 2020 was $22,907 million on a reported basis(6), and $22,017 million pro forma for the Lightpath transaction (including funding the $600 million Lightpath term loan and the anticipated equity payment of approximately $900 million from Morgan Stanley Infrastructure Partners upon the completion of the transaction, expected in Q4 2020). This represents consolidated pro forma L2QA (last two quarters annualized) net leverage of 4.9x at the end of Q3 2020 (5.1x last-twelve months or "LTM"). The pro forma weighted average cost of debt for Altice USA on a consolidated basis was 4.8% at the end of Q3 2020 and the weighted average life was 6.9 years. There are no bond maturities above $1.0 billion until 2026 (with no bond maturities in 2020).

(6)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.

Earnings Release

•Net debt for CSC Holdings, LLC was $22,044 million at the end of Q3 2020, or $20,554 million pro forma for the Lightpath transaction. CSC Holdings, LLC L2QA net leverage was 4.8x (5.0x LTM) pro forma for the Lightpath transaction. The weighted average cost of debt for CSC Holdings, LLC was 4.9% as of the end of Q3 2020 and the weighted average life was 6.8 years.
•Net debt for Cablevision Lightpath, LLC was $1,463 million at the end of Q3 2020 pro forma for the Lightpath transaction (including funding of the $600 million term loan). The pro forma weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q3 2020 and the weighted average life was 7.3 years.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Broadband	$941,237	$814,328	$2,747,129	$2,396,151
Video	867,021	993,158	2,766,608	3,028,914
Telephony	115,995	148,231	358,347	452,927
Business services and wholesale	362,215	357,628	1,092,309	1,066,123
News and Advertising	124,177	118,067	326,348	327,255
Mobile	19,722	3,174	57,944	3,174
Other	3,619	4,076	10,536	11,766
Total revenue	2,433,986	2,438,662	7,359,221	7,286,310
Operating expenses:
Programming and other direct costs	783,934	820,896	2,509,323	2,452,875
Other operating expenses	558,092	568,233	1,683,038	1,702,124
Restructuring and other expense	40,419	12,381	88,679	39,090
Depreciation and amortization (including impairments)	502,248	565,637	1,571,611	1,695,685
Operating income	549,293	471,515	1,506,570	1,396,536
Other income (expense):
Interest expense, net	(322,454)	(387,276)	(1,036,880)	(1,154,353)
Gain on investments and sale of affiliate interests, net	314,177	120,253	56,301	478,124
Gain (loss) on derivative contracts, net	(261,597)	(77,333)	26,203	(303,986)
Loss on interest rate swap contracts	(158)	(11,163)	(88,725)	(61,735)
Loss on extinguishment of debt and write-off of deferred financing costs	(250,489)	(503)	(250,489)	(159,599)
Other income (expense), net	1,685	(226)	3,277	66
Income before income taxes	30,457	115,267	216,257	195,053
Income tax expense	(33,186)	(37,871)	(109,047)	(56,445)
Net income (loss)	(2,729)	77,396	107,210	138,608
Net income attributable to noncontrolling interests	(1,966)	(157)	(1,499)	(1)
Net income (loss) attributable to Altice USA stockholders	$(4,695)	$77,239	$105,711	$138,607
Basic net income (loss) per share	$(0.01)	$0.12	$0.18	$0.21
Diluted net income (loss) per share	$(0.01)	$0.12	$0.18	$0.21

Basic weighted average common shares	571,031	643,797	593,262	668,929
Diluted weighted average common shares	571,031	646,006	595,479	669,855

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income	$(2,729)	$77,396	$107,210	$138,608
Income tax expense	33,186	37,871	109,047	56,445
Other expense (income), net	(1,685)	226	(3,277)	(66)
Loss on interest rate swap contracts, net	158	11,163	88,725	61,735
Loss (gain) on derivative contracts, net	261,597	77,333	(26,203)	303,986
Gain on investments and sales of affiliate interests, net	(314,177)	(120,253)	(56,301)	(478,124)
Loss on extinguishment of debt and write-off of deferred financing costs	250,489	503	250,489	159,599
Interest expense, net	322,454	387,276	1,036,880	1,154,353
Depreciation and amortization (including impairments)	502,248	565,637	1,571,611	1,695,685
Restructuring and other expense	40,419	12,381	88,679	39,090
Share-based compensation	34,710	18,835	96,974	49,160
Adjusted EBITDA	$1,126,670	$1,068,368	$3,263,834	$3,180,471
Capital Expenditures (cash)	201,572	375,302	729,377	1,032,555
Operating Free Cash Flow	$925,098	$693,066	$2,534,457	$2,147,916

Net cash flows from operating activities	$659,120	$541,023	$2,188,661	$1,833,987
Capital Expenditures (cash)	201,572	375,302	729,377	1,032,555
Free Cash Flow	$457,548	$165,721	$1,459,284	$801,432

Earnings Release

Customer Metrics(10)(11) (in thousands, except per customer amounts)
	Q1-19	Q2-19	Q3-19	Q4-19	FY-19	Q1-20	Q2-20	Q3-20
Homes passed(7)	8,724.0	8,750.4	8,769.1	8,818.6	8,818.6	8,834.8	8,880.1	8,987.9
Residential	4,539.8	4,538.9	4,538.6	4,533.3	4,533.3	4,568.4	4,621.4	4,663.5
SMB	382.4	384.4	384.4	383.1	383.1	381.7	375.7	377.5
Total Unique Customer Relationships(8)	4,922.2	4,923.2	4,922.9	4,916.3	4,916.3	4,950.1	4,997.1	5,040.9
Residential Customers:
Broadband	4,152.3	4,165.4	4,180.3	4,187.3	4,187.3	4,237.4	4,307.8	4,363.5
Video	3,276.1	3,255.3	3,223.4	3,179.2	3,179.2	3,137.5	3,102.9	3,035.1
Telephony	2,510.1	2,485.8	2,446.6	2,398.8	2,398.8	2,359.8	2,337.1	2,279.5
Residential ARPU ($)(9)	143.33	145.02	143.63	142.65	143.98	143.39	144.38	138.16

(1)
(7)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 thousand homes passed and telephony services were not available to approximately 500 thousand homes passed. Customer metrics as of September 30, June 30 and March 31, 2020 include approximately 22.4 thousand, 18.7 thousand and 0.02 thousand customers, respectively, that have not been disconnected pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic, however the metrics exclude approximately 1.4 thousand, 17.8 thousand, and 9.3 thousand new customers, respectively, with students in the household that are receiving broadband services for free. See further details below.
(8)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. With the exception of free Altice Advantage customers, free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(9)ARPU calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(10)Customer metrics do not include Altice Mobile customers.
(11)Customer metrics for the 2020 periods include customers that have not been disconnected pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic and customers that have not been disconnected pursuant to the New Jersey Executive Order No. 126 ("NJ Order") enacted in April 2020 that protects New Jersey residents from disconnection of internet and voice services for non-payment. However, the metrics exclude new customers with students in the household that are receiving broadband services for free until the end of the 2019-20 school year ("Altice Advantage"). As of September 30, 2020, an aggregate of 49.5 thousand customers (48.7 thousand residential and 0.7 thousand SMB) with past-due account balances are protected pursuant to the NJ Order or had requested protection pursuant to the Pledge prior to June 30, 2020. The following table provides details of these COVID-19 related offers and programs:

Q3-20 Residential Subscriber Detail
Subscribers (000s)	Customers	Broadband	Video	Phone
Net additions	7.7	26.0	(86.4)	(63.4)
Net additions less: FCC Pledge non-pay	6.5	6.4	6.4	3.5
Net additions less: NJ Order non-pay	(9.3)	(9.3)	(0.1)	(3.8)
Net additions adjusted for FCC and NJ non-pays	4.9	23.1	(80.1)	(63.7)

Earnings Release

Consolidated Actual and Pro Forma Net Debt as of September 30, 2020

CSC Holdings (in $m)	Actual Principal Amount	Pro Forma Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	$1,499	$1,499	5.500%	2026
Guaranteed Notes	1,310	1,310	5.500%	2027
Guaranteed Notes	1,000	1,000	5.375%	2028
Guaranteed Notes	1,750	1,750	6.500%	2029
Guaranteed Notes	1,100	1,100	4.125%	2030
Guaranteed Notes	1,000	1,000	3.375%	2031
Senior Notes	1,000	1,000	6.750%	2021
Senior Notes	649	649	5.875%	2022
Senior Notes	750	750	5.250%	2024
Senior Notes	1,046	1,046	7.500%	2028
Senior Notes	2,250	2,250	5.750%	2030
Senior Notes	2,325	2,325	4.625%	2030
Legacy unexchanged Cequel Notes	4	4
Term Loan	2,903	2,903	L+2.250%	2025
Term Loan B-3	1,255	1,255	L+2.250%	2026
Term Loan B-5	2,985	2,985	L+2.500%	2027
Drawn RCF	200	200	L+2.250%	2021,2024
CSC Holdings Gross Debt	23,026	23,026
CSC Holdings Cash(12)	(982)	(982)
Additional Lightpath proceeds(13)	—	(1,490)
CSC Holdings Net Debt	22,044	20,554

Cablevision Lightpath LLC ("Lightpath")
Senior Secured Notes	415	415	3.875%	2027
Senior Notes	450	450	5.625%	2028
Term Loan	—	600	L+3.250%	5Y from Draw
Drawn RCF	—	—	L+3.250%	7Y from Draw
Lightpath Gross Debt	865	1,465
Lightpath Cash	(2)	(2)
Lightpath Net Debt	863	1,463

Total Altice USA Consolidated Net Debt	22,907	22,017
Finance leases and other notes	322	322
Net Debt including finance leases / other	$23,229	$22,339
Undrawn RCF	$2,233	$2,233
WACD (%)	4.9%	4.8%

(12)Includes cash from Lightpath senior notes and senior secured notes.
(13)Reflects the proceeds from Lightpath term loan and from MSIP upon closing of Lightpath Transaction.

Earnings Release

Net Leverage Schedules as of September 30, 2020 (in $m)

	CSC Holdings, LLC		Altice USA Consolidated
	Actual	Pro forma	Actual	Pro forma
Gross Debt Consolidated(14)	$23,026	$23,026	$23,891	$24,491
Cash	(982)	(2,472)	(984)	(2,474)
Net Debt Consolidated	22,044	20,554	22,907	22,017
LTM EBITDA	$4,135.5	$4,135.5	$4,348.8	$4,348.8
L2QA EBITDA	$4,253.2	$4,253.2	$4,464.9	$4,464.9
Net Leverage (LTM)	5.3x	5.0x	5.3x	5.1x
Net Leverage (L2QA)	5.2x	4.8x	5.1x	4.9x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$23,783
Unamortized Financing Costs, Net of Premiums	3
Fair Value Adjustments	105
Gross Debt Consolidated	23,891
Finance leases and other notes	322
Total Debt	24,213
Cash	(984)
Net Debt	$23,229

(14)Principal amount of debt excluding finance leases and other notes.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "FY 2020 Outlook Update". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to consummate the Lightpath transaction and achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.